UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tahoe Resources Inc.
(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	27-1840120 (I.R.S. Employer Identification No.)

5190 Neil Road, Suite 460 Reno, Nevada (Address of Principal Executive Offices)	89502 (Zip Code)

Share Option and Incentive Share Plan
(Full title of the plan)

Tahoe Resources USA Inc.
5190 Neil Road, Suite 460
Reno, Nevada 89502
(Name and address of agent for service)

Tel: (775) 825-8574
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	8,418,174 shares	$14.19 per share	$119,453,889	$13,689.42

(1)     This registration statement on Form S-8 (this "Registration Statement") of Tahoe Resources Inc. (the "Company" or the "Registrant") has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register 8,418,174 shares of the Company's common stock, without par value, remaining available for issuance pursuant to stock options and other equity incentive awards under our Share Option and Incentive Share Plan (the "Plan").

(2)     This Registration Statement shall also cover an indeterminable number of additional shares which may become issuable under the Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)     The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the Securities Act, based upon (i) the weighted average exercise price of $9.20 for the 2,672,574 outstanding options under the Plan, and (ii) the average of the high and low prices of our common stock of $16.51 per share, as reported on the New York Stock Exchange on June 4, 2012, with respect to the balance of 5,745,600 shares that have been reserved for issuance pursuant to options and other equity incentive awards that may be granted under the Plan.

(4)     The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*     Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act, and Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a)     The Registrant's Registration Statement on Form 40-F filed with the SEC on April 30, 2012, and as amended on Forms 40-F/A filed with the SEC on April 30, 2012 and May 2, 2012;

(b)     the Registrant's Annual Information Form filed as Exhibit 99.1 to the Registrant's Registration Statement on Form 40-F filed with the SEC on April 30, 2012;

(c)     the Registrant's reports on Form 6-K filed with the SEC on May 4, 2012, May 7, 2012, May 10, 2012, May 11, 2012, May 15, 2012, May 30, 2012, June 4, 2012 and June 5, 2012; and

(d)     the description of the common shares of the Registrant contained in the section entitled "Description of Capital Structure" starting on page 44 of the Registrant's Annual Information Form for the year ended December 31, 2011 filed as Exhibit 99.1 to the Registrant's Registration Statement on Form 40-F filed with the SEC on April 30, 2012.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.     Indemnification of Directors and Officers.

The Company's officers and directors are indemnified as provided by the Business Corporations Act (British Columbia) (the "BCBCA") and our Articles.

A director is not liable under the BCBCA if the director relies, in good faith, on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (b) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (c) a statement of fact represented to the director by an officer of the company to be correct, or (d) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not (i) the record was forged, fraudulently made or inaccurate, or (ii) the information or representation was fraudulently made or inaccurate. A director is similarly not liable under the BCBCA if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Under the BCBCA, a company may indemnify a current or former officer or director against any judgment, penalty or fine imposed in connection with, or amount paid in settlement of, any legal proceeding or investigative action in which such officer or director is a party by reason of such individual having been an officer or director. A corporation may pay all expenses incurred by an officer or director actually and reasonably incurred in connection with such a proceeding and must pay all expenses reasonably incurred if the officer or director is, at least, substantially successful on the merits in the outcome of the proceeding. Among other circumstances, a corporation shall not indemnify a current or former officer or director if such individual did not act honestly and in good faith with a view to the best interests of the corporation or if the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a corporation cannot indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the corporation. The Supreme Court of British Columbia may on the application of a corporation or individual seeking indemnification, order indemnification of any liability or expense incurred by such individual.

Under the Company's Articles, and subject to the BCBCA, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in Section 21.2 of our Articles.

In addition, under the Company's Articles and subject to any restrictions in the BCBCA, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Furthermore, under the Company's Articles, the Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

The Company currently has a US$10 million director and officer insurance program in place. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements generally require that the Company indemnify and hold the indemnitees harmless to the greatest extent permitted by applicable law for liabilities arising out of the indemnitees' service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or proceedings, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide that the Company advance defence expenses to the indemnitees.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
4.1	Share Option and Incentive Share Plan.*
5.1	Legal Opinion of McMillan LLP*
23.1	Consent of McMillan LLP(1)
23.2	Consent of KPMG LLP*
23.3	Consent of Conrad Huss, P.E.*
23.4	Consent of Daniel Roth, P.E.*
23.5	Consent of Thomas L. Drielick, P.E.*
23.6	Consent of Paul Tietz, C.P.G.*
23.7	Consent of Greg Kulla, P.Geo*
24.1	Power of Attorney (Included in Signature Page).

*     Filed herewith.

(1)     Included in Exhibit 5.1

Item 9     Undertakings.

The undersigned Registrant hereby undertakes:

1.     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)     to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)     to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement;

2.     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.     to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 7th day of June, 2012.
Tahoe Resources inc. By: /s/ Kevin McArthur Kevin McArthur President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin McArthur as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Kevin McArthur Kevin McArthur	President, Chief Executive Officer and Director	June 7, 2012
/s/ A. Dan Rovig A. Dan Rovig	Director and Chair	June 7, 2012
/s/ Lorne B. Anderson Lorne B. Anderson	Director	June 7, 2012
/s/ Paul B. Sweeney Paul B. Sweeney	Director	June 7, 2012
/s/ James S. Voorhees James S. Voorhees	Director	June 7, 2012
/s/ John Bell John P. Bell	Director	June 7, 2012
/s/ Kenneth F. Williamson Kenneth F. Williamson	Director	June 7, 2012
/s/ Tanya Jakusconek Tanya Jakusconek	Director	June 7, 2012
/s/ Ronald W. Clayton Ronald W. Clayton	Executive Vice President and Chief Operating Officer	June 7, 2012
/s/ Jamie Mondragon Jaime Mondragon	Vice President and Chief Financial Officer	June 7, 2012
/s/ Brian Brodsky Brian Brodsky	Vice President, Exploration	June 7, 2012
/s/ Edie Hofmeister Edie Hofmeister	Vice President, Corporate Secretary and General Counsel	June 7, 2012

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